UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2013

DUKE ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32853	20-2777218
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 South Tryon Street, Charlotte, North Carolina 28202

(Address of Principal Executive Offices, including Zip code)

(704) 382-3853

(Registrant’s telephone number, including area code)

CAROLINA POWER & LIGHT COMPANY

d/b/a Progress Energy Carolinas, Inc.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	001-3382	56-0165465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 S. Wilmington Street

Raleigh, North Carolina 27601-1748

(Address of Principal Executive Offices, including Zip code)

(704) 382-3853

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 7.01.  Regulation FD Disclosure.

On February 25, 2013, the North Carolina Public Staff (the “Public Staff”) filed with the North Carolina Utilities Commission (the “NCUC”) a Notice of Settlement in Principle in connection with the rate case filed on October 12, 2012 by Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. (“Progress Energy Carolinas”).  Pursuant to the settlement in principle (the “Settlement”) between Progress Energy Carolinas and the Public Staff, the parties have agreed to a two year step-in to the total agreed upon rate increase, with year one providing for an approximate $151.4 million, or 4.7% average increase in rates, and year two providing for rates to be increased by an approximate additional $31.4 million, or 1.0% average increase in rates.  This year two increase is a result of Progress Energy Carolinas agreeing to delay collection of construction work in progress for the Sutton combined cycle natural gas plant for one year.  The Settlement is based upon an ROE of 10.2% and a 53% equity component of the capital structure.  Progress Energy Carolinas has agreed to convert $20 million of a regulatory liability for the benefit of local agencies and organizations that support its low-income North Carolina retail customers, as well as for job training programs.  The parties did not reach agreement on the issues of the appropriate cost-of-service allocation methodology and the proposed Industrial Economic Rider.

A Settlement Agreement with the detailed terms of the Settlement will be filed with the NCUC on February 28, 2013.  The Settlement is subject to the review and approval of the NCUC.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: February 26, 2013	By:	/s/ Julia S. Janson
	Name:	Julia S. Janson
	Title:	Executive Vice President and Chief Legal Officer and Corporate Secretary

CAROLINA POWER & LIGHT COMPANY d/b/a Progress Energy Carolinas, Inc.

Date: February 26, 2013	By:	/s/ Julia S. Janson
	Name:	Julia S. Janson
	Title:	Executive Vice President and Chief Legal Officer